EXHIBIT 99.3


                                VOTING AGREEMENT

     VOTING AGREEMENT, dated as of May 17, 1999 (this "Agreement"), between [SHAREHOLDER] (the "Shareholder") and ARIS Corporation, a Washington corporation ("Acquiror").

     WHEREAS, fine.com International Corp., a Washington corporation ("Target"), Acquiror and ARIS Interactive, Inc., a Washington corporation and a wholly owned subsidiary of Acquiror ("Acquiror Sub"), are contemporaneously entering into an Agreement and Plan of Merger, dated as of this date (the "Merger Agreement"), which provides, among other things, for the merger of Target with and into Acquiror Sub (the "Merger");

     WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Acquiror and Acquiror Sub have requested that the Shareholder make certain agreements with respect to certain shares of Common Stock, par value $.01 per share ("Shares"), of Target beneficially owned by him, upon the terms and subject to the conditions of this Agreement; and

     WHEREAS, in order to induce Acquiror and Acquiror Sub to enter into the Merger Agreement, the Shareholder is willing to make certain agreements with respect to the Subject Shares (as defined);

     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

1. Voting Agreements; Proxy.

     (a) For so long as this Agreement is in effect, in any meeting of shareholders of Target, and in any action by consent of the shareholders of Target, the Shareholder shall vote, or, if applicable, give consents with respect to, all of the Subject Shares that are held by the Shareholder on the record date applicable to the meeting or consent (i) in favor of the Merger Agreement and the Merger contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to the Shareholder and (ii) against any competing Acquisition Proposal (as defined in the Merger Agreement) or other proposal inconsistent with the Merger Agreement or which may delay the likelihood of the completion of the Merger. The Shareholder shall use his best efforts to cast that Shareholder's vote or give that Shareholder's consent in accordance with the procedures communicated to that Shareholder by Target relating thereto so that the vote or consent shall be duly counted for purposes of determining that a quorum is present and for purposes of recording the results of that vote or consent.

     (b) Upon the reasonable written request of Acquiror, in furtherance of the transactions contemplated in this Agreement and by the Merger Agreement and in order to secure the performance of the Shareholder's duties under Section 1(a) of this

Agreement, the Shareholder shall promptly execute, in accordance with the provisions of RCW 23B.07.220, and deliver to Acquiror an irrevocable proxy, substantially in the form attached as Exhibit A, and irrevocably appoint Acquiror or its designees, with full power of substitution, its attorney and proxy to vote or, if applicable, to give consent with respect to, all Shares constituting Subject Shares at the time of the relevant record date with regard to any of the matters referred to in paragraph (a) above at any meeting of the shareholders of Target, or in connection with any action by written consent by the shareholders of Target. The Shareholder acknowledges and agrees that this proxy, if and when given, shall be coupled with an interest, shall constitute, among other things, an inducement for Acquiror to enter into the Merger Agreement, shall be irrevocable and shall not be terminated by operation of law or otherwise upon the occurrence of any event and that no subsequent proxies with respect to such Subject Shares shall be given (and if given shall not be effective); provided, however, that any such proxy shall terminate automatically and without further action on behalf of the Shareholder upon the termination of this Agreement.

2. Covenants. For so long as this Agreement is in effect, the Shareholder agrees not to (i) sell, transfer, pledge, assign, hypothecate, encumber, tender or otherwise dispose of, or enter into any contract with respect to the sale, transfer, pledge, assignment, hypothecation, encumbrance, tender or other disposition of (each such disposition or contract, a "Transfer"), any Subject Shares or Shares the Shareholder then has the right to acquire, or will have the right to acquire within 60 days, pursuant to options to purchase Shares granted to the Shareholder by Target; (ii) grant any proxies with respect to any shares that then constitute Subject Shares, deposit any of the Subject Shares into a voting trust or enter into a voting or option agreement with respect to any of the Subject Shares; (iii) subject to Section 7, directly or indirectly, solicit, initiate, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal or engage in any negotiation concerning, or provide any confidential information or data to, or have any discussions with any person relating to, an Acquisition Proposal; or
(iv) take any action which would make any representation or warranty of the Shareholder in this Agreement untrue or incorrect or prevent, burden or materially delay the consummation of the transactions contemplated by this Agreement; provided, however, that nothing in the foregoing provisions of this
Section 3 shall prohibit the Shareholder from effecting (i) any Transfer of Subject Shares pursuant to any bona fide charitable gift or by will or applicable laws of descent and distribution, or for estate planning purposes or
(ii) the Transfer of up to _______ Subject Shares to Blue Note Partners, a Washington general partnership, [Daniel M. Fine's Voting Agreement to include the following additional language][of up to 50,000 Subject Shares to Timothy J. Carroll and of up to 50,000 Subject Shares to Tor Taylor d/b/a IntLex,] in each case if the transferee agrees in writing to be bound by the provisions of this Agreement. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended.

3. Representations and Warranties of the Shareholder. The Shareholder represents and warrants to Acquiror that:

     (a) Capacity; No Violations. The Shareholder has the legal capacity to enter into this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and general principles of equity (whether considered in a proceeding in equity or at law). The execution, delivery and performance by the Shareholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach or default under, any of the terms of any contract, commitment or other obligation to which the Shareholder is a party or by which the Shareholder is bound; (ii) violate any order, writ, injunction, decree or statute, or any law, rule or regulation applicable to the Shareholder or the Subject Shares; or (iii) result in the creation of, or impose any obligation on the Shareholder to create, any Lien upon the Subject Shares that would prevent the Shareholder from voting the Subject Shares. In this Agreement, "Lien" shall mean any lien, pledge, security interest, claim, third party right or other encumbrance.

     (b) Subject Shares. As of the date of this Agreement, the Shareholder is the beneficial owner of and has the power to vote or direct the voting of the Subject Shares free and clear of any Liens that would prevent the Shareholder from voting such Subject Shares. As of the date of this Agreement, the Subject Shares are the only shares of any class of capital stock of Target which the Shareholder has the right, power or authority (sole or shared) to sell or vote, and, other than options or warrants to purchase Shares held by the Shareholder as of this date, the Shareholder does not have any right to acquire, nor is it the beneficial owner of, any other shares of any class of capital stock of Target or any securities convertible into or exchangeable or exercisable for any shares of any class of capital stock of Target. The Shareholder is not a party to any contracts (including proxies, voting trusts or voting agreements) that would prevent the Shareholder from voting the Subject Shares.

4. Expenses. Each party to this Agreement shall pay its own expenses incurred in connection with this Agreement.

5. Specific Performance. The Shareholder acknowledges and agrees that if he fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to Acquiror for which money damages would not be an adequate remedy. In that event, the Shareholder agrees that Acquiror shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Acquiror should institute an action or proceeding seeking specific enforcement of the provisions of this Agreement, the Shareholder hereby waives the claim or defense that Acquiror has an adequate remedy at law and hereby agrees not to assert in that action or proceeding the claim or defense that a remedy at law exists. The Shareholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any equitable relief.

6. Shareholder Capacity. No person bound by this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. The Shareholder signs solely in his capacity as the beneficial owner of [, or the general partner of a partnership which is the beneficial owner of,] the Shareholder's Subject Shares and nothing herein shall limit or affect any actions taken by the Shareholder in his capacity as an officer or director of Target to the extent specifically permitted by the Merger Agreement. Nothing in this Agreement shall be deemed to constitute a transfer of the beneficial ownership of the Subject Shares by the Shareholder.

7. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at any other address or telecopy number for a party as shall be specified by like notice):

If to Acquiror:

ARIS Corporation
2229 112th Ave. N.E.
Bellevue, Washington  98004
Attention:  Bert Sugayan, Esq.
Telecopy:  (425) 372-2798

With a copy to:

Dorsey & Whitney LLP
U.S. Bank Centre
1420 Fifth Avenue
Seattle, Washington  98101
Attention: Christopher J. Barry, Esq.
Telecopy: (206) 903-8820

If to the Shareholder:

[SHAREHOLDER ADDRESS]

With a copy to:

Robert Seidel, Esq.
Cairncross & Hempelmann, P.S.
70th Floor Columbia Center
701 Fifth Avenue
Seattle, Washington  98104-7016

8. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns; provided, however, that any successor in interest or assignee shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Acquiror, the Shareholder or their successors or assigns, any rights or remedies under, or by reason, of this Agreement.

9. Entire Agreement; Amendments. This Agreement contains the entire agreement between the Shareholder and Acquiror with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to these transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

10. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party to this Agreement, except that (a) Acquiror may assign its rights and obligations under this Agreement to any of its direct or indirect wholly owned subsidiaries (including Acquiror Sub), but no transfer shall relieve Acquiror of its obligations under this Agreement if the transferee does not perform its obligations, and (b) the Shareholder may transfer Subject Shares to the extent permitted by Section 3 of this Agreement.

11. Headings. The section headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

12. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

14. Termination. This Agreement shall terminate automatically and without further action on behalf of any party at the earlier of (i) the Effective Time (as defined in the Merger Agreement) and (ii) the date the Merger Agreement is terminated pursuant to its terms.

15. Subject Shares. The term "Subject Shares" shall mean the Shares set forth opposite the Shareholder's name on Schedule A hereto, together with any Shares of capital stock of Target acquired by the Shareholder after the date hereof over which the Shareholder has the power to vote or power to direct the voting.

IN WITNESS WHEREOF, Acquiror and the Shareholder have caused this Agreement to be duly executed and delivered on the day and year first above written.


ARIS CORPORATION


By: -------------------------------
Name:
Title:


Shareholder:


-----------------------------------


-----------------------------------
         (Print Name)

                                   SCHEDULE A


SHAREHOLDER                                                    SHARES OWNED

                                    EXHIBIT A

                                IRREVOCABLE PROXY

In order to secure the performance of the duties of the undersigned pursuant to the Voting Agreement, dated as of May __, 1999 (the "Voting Agreement") between the undersigned and ARIS Corporation, a Washington corporation ("Acquiror"), a copy of such agreement being attached hereto and incorporated by reference herein, the undersigned hereby irrevocably appoints __________, ___________ and ____________, and each of them, the attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned and in the name, place and stead of the undersigned, to vote or, if applicable, to give written consent, in such manner as each such attorney, agent and proxy or his substitute shall in his sole discretion deem proper to record such vote (or consent) in the manner set forth in Section 1 of the Voting Agreement with respect to all shares of Common Stock, par value $.01 per share (the "Shares"), of fine.com International Corporation, a Washington corporation (the "Company"), which the undersigned is or may be entitled to vote at any meeting of the Company held after the date hereof, whether annual or special and whether or to an adjourned meeting, or, if applicable, to give written consent with respect thereto. This Proxy is coupled with an interest, shall be irrevocable and binding on any successor in interest of the undersigned and shall not be terminated by operation of law or otherwise upon the occurrence of any event (other than as provided in Section 1 of the Voting Agreement), including, without limitation, the death or incapacity of the undersigned. This Proxy shall operate to revoke any prior proxy as to the Shares heretofore granted by the undersigned. This Proxy shall terminate upon the termination of the Voting Agreement. This Proxy has been executed in accordance with RCW 23B.07.220.



Dated:  May ___, 1999


------------------------------------
[Name]